Exhibit 10.3

Performance and Time Vesting

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan

_______________________________

Restricted Stock Unit Award
______________________________

You are hereby awarded Restricted Stock Units (“RSUs”) with respect to the shares of Overseas Shipholding Group, Inc. (the “Company”) common stock, $1.00 par value per share (“Shares”) subject to the terms and conditions set forth in this Restricted Stock Unit Award (“Award”) and the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan, as amended and restated as of June 2, 2010 (“Plan”).  All determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest.  Capitalized terms are defined in the Plan or in this Award.

Specific Terms.  Your Award has the following terms:

Name of Participant:	Morten Arntzen
Address of Participant:	1018 Weed Street New Canaan, Connecticut 06840
Number of RSUs Subject to Award:	177,778
Grant Date:	October 12, 2011

1. Earning and Vesting of RSUs.  100% of the RSUs under this Award shall be earned (but not vested) if, during any thirty (30) consecutive trading day period from the Grant Date through the fifth (5th) anniversary of the Grant Date (the “Performance Period”), the trailing average closing price of the Shares is $22.50 per share or above (the “Performance Goal”), which price exceeds the Fair Market Value per share of the Common Stock on the Grant Date.  Subject to Section 2 below, if earned, the RSUs shall vest and become nonforfeitable on the fifth (5th) anniversary of the Grant Date (the “Vesting Date”) provided that you have been in the continuous service of the Company or its Affiliates through the Vesting Date.  If the Performance Goal is not achieved during the Performance Period, none of the RSUs granted under this Award shall be earned.

2. Termination.  In the event of your Termination with the Company and its Affiliates upon or following the achievement of the Performance Goal and prior to the Vesting Date due to your (i) death, (ii) Disability, or (iii) involuntary termination without Cause or resignation for Good Reason, then the earned RSUs shall become vested as to a pro-rata portion (and the remainder of the RSUs shall be forfeited) upon the date of such Termination, such pro-rata portion determined by multiplying the number of RSUs subject to this Award by a fraction, the numerator of which is the number of days you provided service to the Company or its Affiliates from the Grant Date through the date of your Termination and the denominator of which is 1,825.  In the event of your Termination with the Company and its Affiliates due to an involuntary termination for Cause or resignation without Good Reason, all unvested RSUs (whether earned or unearned) shall be forfeited.

3. Change in Control.  In the event of a Change in Control upon or following the achievement of the Performance Goal and prior to the Vesting Date, then 100% of the earned RSUs under this Award shall be vested upon the consummation date of such Change in Control.  In the event of a Change in Control prior to the achievement of the Performance Goal and prior to the last day of the Performance Period, then the RSUs under this Award shall not vest upon the consummation date of such Change in Control, but shall thereafter remain outstanding subject to the terms of this Agreement and the Plan.  Notwithstanding anything herein to the contrary, all unvested RSUs (whether earned or unearned) shall be forfeited upon the date that for any reason the Common Stock ceases to be publicly traded on a national securities exchange or quoted on an automatic quotation system sponsored by the National Association of Securities Dealers, Inc.

4. Payment.  Upon vesting, each one of your earned RSUs will be converted to one Share.  Subject to the provisions of the Plan and this Award, any payment with respect to the Award shall be paid in Shares, after the satisfactory payment of applicable withholding taxes, by no later than the March 15 of the calendar year following the calendar year in which the RSUs vested.

5. Rights as a Stockholder.  You shall have no rights as a stockholder with respect to any Shares covered by any RSU unless and until you have become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Award or the Plan.

6. Application of Section 16 of the Exchange Act:  You acknowledge that you have been advised that you may be subject to the reporting requirements of Section 16(a) of the Exchange Act and that you may be subject to insider trading restrictions and reporting requirements on the purchase and sale of securities of the Company imposed under the Exchange Act.

7. Dividend Equivalents.  Cash dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU subject to this Award, provided that such cash dividends shall not be deemed to be reinvested in Shares and will be held uninvested and without interest and paid in cash if and when the RSU vests.  Stock dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU subject to this Award, provided that you shall not be entitled to such dividend unless and until the RSU vests.  All dividends on Shares related to RSUs that do not vest or are otherwise forfeited shall be forfeited.

8. Attempted Transfer.  Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition of RSUs in violation of the Plan and this Award will be considered void and of no effect and the Company will have the right to disregard the same on its books and records.

9. Adjustments.  In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

10. Amendment.  Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Award shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  Notwithstanding anything herein to the contrary, any provision in this Award that is inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be amended by the Committee in good faith to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

11. Not a Contract of Employment.  Nothing in this Award or the Plan confers on you any right to continued employment with the Company or Affiliate or restricts the Company’s or Affiliate’s right to terminate your employment at any time for any or no reason.

12. Severability.  The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

13. Notices.  Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at the address set forth below, to the attention of the Vice President and Head of Human Resources; and (ii) if to you, at the address the Company has on file for you.  Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

14. Section 409A.  Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with the foregoing.  Notwithstanding anything herein to the contrary, this Award, including without limitation any payment following the vesting of any earned RSUs, shall be subject to Section 14.13 of the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 12th day of October, 2011.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/James I. Edelson
	Name:	James I. Edelson
	Title:	Senior Vice President, General Counsel and Secretary

/s/Morten Arntzen
Participant - Morten Arntzen